747 Third Avenue	Tel. (212) 486-2004
New York, NY 10017	Fax (212) 486-1822

Matrix Asset Advisors, Inc.

EX-99.B(p)(18)

CODE OF ETHICS

POLICY ON PERSONAL SECURITIES TRANSACTIONS

AND

INSIDER TRADING

• Be Ethical
• Act Professionally
• Improve Competency
• Exercise Independent Judgment

September 2004

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TABLE OF CONTENTS

I	INTRODUCTION	3

	I.1 CODE OF ETHICS	3
	I.2 “ACCESS PERSONS”	4
	I.3 “BENEFICIAL OWNERSHIP”	5

II	PENALTIES	6

	II.1 VIOLATIONS OF THE CODE	6
	II.2 PENALTIES	7
	II.3 DISMISSAL AND/OR REFERRAL TO AUTHORITIES	8

III	EMPLOYEE TRADE PROCEDURES	9

	III.1 PRE-CLEARANCE	9
	III.2 TRADE REPORTS	10
	III.3 POST-REVIEW	11
	III.4 PRE-CLEARANCE AND REPORTING REQUIREMENTS	11
	III.5 CONFIDENTIALITY	11
	III.6 ACKNOWLEDGMENT OF BROKERAGE ACCOUNTS	12
	III.7 INITIAL AND ANNUAL HOLDINGS REPORT	12

IV	RESTRICTIONS	13

	IV.1 RESTRICTED SECURITIES	13
	IV.2 SHORT-TERM TRADING PROFITS (60-DAY TRADING RULE)	14
	IV.3 BLACKOUT PERIODS	14
	IV.4 INSIDER TRADING	15
	IV.5 MARKET TIMING	15
	IV.6 INDEPENDENT RESEARCH	15
	IV.7 GIFTS AND HOSPITALITY	15
	IV.8 DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT	15
	IV.9 PURCHASE AND SALES OF MUTUAL FUNDS ADVISED AND SUB-ADVISED BY MAA	16

V	REGULATORY REQUIREMENTS	17
	V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT COMPANY ACT OF 1940	17
	V.2 REGULATORY CENSURES	17
	V.3 RECORDKEEPING	17

VI	ACKNOWLEDGMENT AND CERTIFICATION	18

APPENDIX A-FOR ADVISORY PERSONS		21

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I	INTRODUCTION

I.1 Code of Ethics

Matrix Asset Advisors, Inc. (MAA), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (“Code”) is adopted under Rule 17j-1 of the Investment Company Act and Rule 204A-1 under the Investment Advisers Act. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between MAA and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of MAA.

In addition to this Code, please refer to the policies outlined in the Handbook for MAA Team Members and the MAA policy of adhering to the AIMR (Association for Investment Management and Research) Code of Ethics and Standards of Professional Conduct.

Acknowledgment of, and compliance with, this Code is a condition of employment.

As an employee, you must –

•      Be ethical

•      Act professionally

•      Improve competency

•      Exercise independent judgment

To avoid conflicts of interest, MAA employees, officers, and directors are required to disclose to the Compliance Officer all pertinent information related to brokerage accounts, outside business activities, and other Code related information.

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I.2 “Access Persons”

Access Persons

For the purposes of this Code, MAA defines an “access person” as any director or officer, or any employee who in connection with his or her regular functions or duties –

•      has access to nonpublic information regarding clients’ purchase or sale of securities,

•      is involved in making securities recommendations to clients,

•      has access to such recommendations that are nonpublic, or

•      Has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds.

Because any employee may at some time access or obtain investment information, MAA designates all employees (including independent contractors, if deemed appropriate) as “Access Persons,” and subject as a result to the policies and procedures of the Code. The list of access persons will be kept current on an ongoing basis.

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I.3 “Beneficial Ownership”

Personal securities transaction reports must include all accounts in which you have a beneficial interest and over which you exert direct or indirect control, including –

•      accounts of immediate family members in the same household; and

•      any other account, including but not limited to those of relatives and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial interest may be further construed to include accounts for which an Access Person is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

Further, subject to the specific provisions of Rule 16a-1(a)(2), beneficial ownership generally means having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the securities. (i) “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. (ii) “Indirect pecuniary interest” includes: (a) generally, securities held by members of the person’s “immediate family” sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

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II	Penalties

II.1 Violations of the Code

The firm’s Compliance Officer will report violations of the Code monthly to the President. Each Access Person must immediately report to the Compliance Officer any known or reasonably suspected violations of this Code of which he or she becomes aware.

The Chief Compliance Officer will undertake an annual review with respect to the Code to verify that the Code is being followed. The results of this review will be set forth in an annual report by the Chief Compliance Officer to the Board, not withstanding any information deemed material in nature, which the Chief Compliance Officer will report at the next scheduled Board meeting. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits.

September 2004

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II.2 Penalties

Penalties for violation of this Code may be imposed on Access Persons as follows:

•      Minor Offenses –

•      First minor offense – Verbal warning;

•      Second minor offense – Written notice;

•      Third minor offense – $1,000.00 fine to be donated to the Access Person’s charity of choice*.

Minor offenses include the following: failure or late submissions of monthly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request timely trade pre-clearance, and conflicting pre-clearance request dates versus actual trade dates.

•      Substantive Offenses –

•      First substantive offense – Written notice;

•      Second substantive offense – $1,000 or disgorgement of profits (whichever is greater) to be donated to the Access Person’s charity of choice*;

•      Third substantive offense – $5000 fine or disgorgement of profits (whichever is greater) to be donated to the Access Person’s charity of choice* or termination of employment and/or referral to authorities.

Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of blackouts and short-term trading for profit (60-day rule).

The number of offenses is determined by the cumulative count over a 12 month period.

•      Serious Offenses –

A Fund Manager trading with insider information and/or “front running” a client or fund that he/she manages is considered a “serious offense”. MAA will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

MAA may deviate from the penalties listed in the Code where senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code of Ethics files.

*  The fines will be made payable to the Access Person’s charity of choice (reasonably acceptable to MAA) and turned over to MAA, which in turn will mail the donation check on behalf of the Access Person.

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II.3 Dismissal and/or Referral to Authorities	Repeated violations of the Code may result in dismissal. In addition, a single flagrant violation, such as fraud or insider trading, may result in immediate dismissal and referral to authorities.

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III	EMPLOYEE TRADE PROCEDURES

III.1 Pre-clearance

•      All Access Persons in the firm must pre-clear personal securities transactions as specified in Section III.4.

•      All pre-clearance requests (requests for prior approval) must be submitted to a Compliance Officer. It is the responsibility of the Access Person to ensure that a Compliance Officer receives pre-clearance requests.

•      At a minimum, indicate the following information on your pre-clearance request –

(a)    Proposed transaction date

(b)    Transaction Type: BUY or SELL

(c)    Security Name (include coupon rate and maturity date for fixed income securities) and Ticker or CUSIP

(d)    Security Type: Common Stock, Options, or Bonds

(e)    Number of shares or approximate dollar amount.

•      Requests may be submitted from 9:00 am (Eastern) until an hour before the market closes for the day. Responses will be made as soon as feasible.

•      Pre-cleared trades are valid for same day trades only. No exceptions.

•      Pre-clearance does not preclude the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but month end review of each personal trade will reveal a conflict occurring after the trade is executed.

•      It is the responsibility of each Access Person to ensure that the report has been received by a Compliance Officer.

Certain personal securities transactions should be reported whether pre-cleared or not (See Section III.4 for details).

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III.2 Trade Reports

•      Monthly Trade Reports (in lieu of quarterly transaction reports required under 17j-1(d)(ii) and including all required 17j-1 information) which list personal securities transactions for the month must be submitted by Access Persons no later than the 15th day after the end of each calendar month. If the 15th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.

•      Monthly Trade Reports must be submitted using the Monthly Trade Report form to a Compliance Officer. If there are no activities for the month, a report indicating such is still required to be submitted.

•      MAA requires duplicate copies of monthly brokerage account statements to be forwarded to a Compliance Officer. If your broker is unable to directly send duplicate copies, please inform Compliance in writing. When opening or closing brokerage accounts, please notify a Compliance Officer when submitting the monthly trade report.

•      A Compliance Officer will conduct a review of all Monthly Trade Reports as required under 17j-1(d)(v)(3).

•      A List of all Access Persons required to file Monthly Trade Reports with their respective accounts under the reporting requirements is maintained. All Access Persons are notified of the reporting requirements at the time of hire by way of the initial certification with the Code and annually thereafter as Compliance with the Code is re-certified.

•      MAA maintains all copies of Monthly Trade Reports and pertinent documentation to comply with the recordkeeping requirements under 17j-1(f).

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III.3 Post-review

MAA Compliance will match any broker statements received to pre-clearance requests. Not only for proper preclearance, but also to assess whether the access person is trading for his own account in the same securities he is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes for himself. Compliance will also periodically analyze the access person’s trading for patterns that may indicate abuse, including market timing. Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

Access Person transactions will also be screened for the following:

•      Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account.

•      7-day Blackout period: Transaction up to and including seven calendar days before and after the purchase and/or sale of the same security in a managed account as described in Sec IV.3 of the Code (other non-listed securities).

•      Short-term trading profits: Purchase/Sale, or vice versa, occurring within 60 days in the same security resulting in net profit. Access Persons are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.

•      Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and will warrant additional review, depending on the facts and circumstances of the transaction.

III.4 Pre-Clearance and Reporting Requirements	The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.

Security Type	Pre-Clearance	Monthly Reporting
Equity transactions (1)	Yes	Yes
Fixed Inc transactions	Yes	Yes
Mutual Funds advised & sub-advised by MAA	Yes	Yes
Mutual Funds not Advised by MAA	No	No
Exchge traded index fd	Yes	Yes
US Tsy/Agencies	Yes	Yes
Short term/cash equiv.(3)	No	No
SPP/DRIPs- auto purch (2)	No	No
Employee 401K-auto purchases (4)	No	Yes

All other securities……Consult Compliance Officer

(1)    Including Listed options, IPOs, and limited offerings.

(2)    Sales of stocks from SPP or DRIPs: Please notify MAA Compliance in writing of the sale and include transactions in your quarterly reports.

(3)    Reporting excludes money market funds, bankers acceptances, bank certificates of deposit, commercial paper, high quality short term debt instruments including repurchase agreements as per 17j-1(a)(4)(ii).

(4)    Requires only reporting changes in investment options.

III.5 Confidentiality	All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided, however that such information is also subject to review by appropriate MAA personnel (Compliance and/or Senior Management), consultants, and legal counsel and may be provided to directors and officers of mutual funds advised or sub-advised by MAA and their legal counsel. Such information may also be provided to the Securities and Exchange Commission (“SEC”) or other government authority when properly requested or under court order.

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III.6 Acknowledgment of Brokerage Accounts	All Access Persons are required to submit a list of all brokerage accounts as required by the Code at the time of hire. In addition, Access Persons are responsible for ensuring that any new or closed accounts are communicated to Compliance monthly when submitting the monthly trade report.

III.7 Initial and Annual Holdings Report

All Access Persons are required to report all activity in brokerage accounts and a statement of holdings (subject to Code requirements) within 10 days of employment and annually. A broker/custodial statement (no more than 45 days old) will suffice in lieu of a separate initial or annual holdings report. The Access Person is responsible for ensuring that Compliance receives duplicate copies of statements if those are sent directly by the brokers.

A Compliance Officer will conduct a review of all initial and annual holdings reports as required under 17j-1(d)(v)(3).

A List of all Access Persons required to file initial and annual holdings reports with their respective accounts under the reporting requirements is maintained. All Access Persons are notified of the reporting requirements at the time of hire by way of the initial certification with the Code and annually thereafter as Compliance with the Code is re-certified.

MAA maintains all copies of initial and annual holdings reports and pertinent documentation to comply with the recordkeeping requirements under 17J-1(f).

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IV	RESTRICTIONS

The following are MAA’s restrictions on personal trading:

IV.I	Restricted Securities

SECURITY TYPE	PURCHASE	SALE

A. All Exchange-listed Stocks and Options and NASDAQ National Market Traded Equity Securities	PERMITTED Subject to one-day blackout during execution of client trades. Must pre-clear.	PERMITTED, subject to the following: • One-day blackout during execution of client trades. Must pre-clear.

B. Other Non-Exchange-listed Equity Securities	PERMITTED • Subject to pre-clearance requirements.	PERMITTED, subject to the following: • Seven-day blackout during execution of client trades. Pre-clearance requirements.

C. Fixed-Income Securities Excluding Money-Market Instruments	PERMITTED • Subject to pre-clearance requirements	PERMITTED, subject to the following: • Pre-clearance requirements.

D. Mutual Funds Advised and Sub-Advised by MAA	PERMITTED • Subject to pre-clearance requirements	PERMITTED, subject to the following: • Pre-clearance requirements.

E. Automatic investment programs or direct stock purchase plans	PERMITTED • Subject to Code of Ethics reporting requirements	PERMITTED • Subject to Code of Ethics reporting requirements

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IV.2 Short-Term Trading Profits (60-Day Trading Rule)

The purchase and sale, and the short-sale and purchase, of the same security (or equivalent) within 60 calendar days and at a profit is PROHIBITED.

•      This restriction applies without regard to tax lot considerations;

•      Exercised options are not restricted, however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED;

•      Exceptions require advance written approval from the firm’s Chief Compliance Officer (or designee).

Profits from any sale before the 60-day period expires may require disgorgement. Please refer to “Penalties”, section II of this Code, for additional details.

IV.3 Blackout Periods

For Exchange-listed stocks and options, NASDAQ National Market traded securities and Fixed-income securities, a one-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made.

All other non-listed issues are subject to a seven-day firm-wide blackout period.

Blackout periods apply to both buy and sell transactions.

September 2004

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IV.4 Insider Trading

MAA considers information material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (e.g., disclosure by an insider to a select group of persons).

MAA generally defines insider trading as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm.

Tipping of material, non-public information is PROHIBITED. An Access Person cannot trade, either personally or on behalf of others, while in possession of such information.

Front-running/scalping involves trading on the basis of non-public information regarding impending market transactions.

•      Trading ahead of, or “front-running,” a client or MAA advised or sub-advised mutual fund order in the same security; or

•      Taking a position in stock index futures or options contracts prior to buying or selling a block of securities for a client or advised or sub-advised mutual fund account (i.e., self-front running).

Scalping occurs when an Access Person purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at profit upon the rise in the market price following the recommendation.

IV.5 Market Timing	Matrix Asset Advisors, Inc. prohibits late trading and does not engage in market timing when trading in mutual fund shares on behalf of its clients. An Access Person cannot, either personally or on behalf of others, engage in late trading or market timing when trading in mutual fund shares.

IV.6 Independent Research

MAA research analysts perform independent research of issuers and submit such research to the Investment Policy Committee and Chief Investment Officer.

Compensation of the research analysts is tied to the quality of the analysis performed as it is reflected in the quality of investment selection by the Investment Policy Committee and the Chief Investment Officer.

IV.7 Gifts and Hospitality	MAA does not allow employees to accept excessive gifts and hospitality. Any gift or hospitality in excess of $250 must be reported to the Chief Compliance Officer.

IV.8 Directorships and Other Outside Employment	MAA prohibits employees to assume directorships for for-profit organizations, public or private companies or to secure other outside employment except where express approval is received from the Chief Compliance Officer.

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IV.9 Purchases and Sales of Mutual Funds Advised and Sub-Advised By MAA

MAA requires pre-clearance of all transactions in mutual funds advised and sub-advised by MAA. Monthly reporting of purchases and sales of such mutual funds is also required.

Mutual Fund Holdings

Access Persons are required to report holdings in mutual funds advised and sub-advised by MAA.

Mutual Fund Transactions

Transactions in MAA advised and sub-advised mutual funds are required to be pre-cleared. On a monthly basis, Access Persons are required to report any purchases or sales of MAA advised and sub-advised mutual funds.

Employee 401K Plans

Access Persons are required to report investment option changes for MAA advised and sub-advised mutual funds for their 401K plans.

90 Days Holding Period

Access Persons are required to hold shares in MAA advised and sub-advised mutual funds for 90 days as outlined in MAA’s Employee Trading Policy and Procedures.

September 2004

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V	REGULATORY REQUIREMENTS

V.1 Investment Advisers Act of 1940 and Investment Company Act of 1940	The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as MAA, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary to client assets, MAA cannot engage in activities which would result in conflicts of interests (for example, “front-running,” scalping, or favoring proprietary accounts over those of the clients’).

V.2 Regulatory Censures

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•      Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation.

•      However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if

(a)    there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and

(b)    such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with.

V.3 Recordkeeping

Rule 204-2 Books and records to be maintained by investment advisers.

(a)(12)(i) A copy of the investment adviser’s code of ethics adopted and implemented pursuant to Rule 204A-1 that is in effect, or at any time within the past five years was in effect;

(ii) A record of any violation of the code of ethics, and of any action taken as a result of the violation; and

(iii) A record of all written acknowledgments as required by Rule 204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the investment adviser.

(13)(i) A record of each report made by an access person as required by 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;

(ii) A record of the names of persons who are currently, or within the past five years were, access persons of the investment adviser; and

(iii) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under Rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted.

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VI	ACKNOWLEDGEMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Matrix Asset Advisors, Inc.’s Code of Ethics and Policy on Personal Securities Transactions and Insider Trading. This Code is in addition to MAA’s policy on adhering to the AIMR (Association for Investment Management and Research) Code of Ethics and Standards of Professional Conduct, as outlined in the MAA Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Matrix Asset Advisors, Inc. Code, I certify that I will not:

•	Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible by the Code;

•	Employ any device, scheme or artifice to defraud Matrix Asset Advisors, Inc., or any company;

•	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Matrix Asset Advisors, Inc. or any company;

•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	Engage in any manipulative practice with respect to Matrix Asset Advisors, Inc. or any company;

•	Trade on inside information;

•	Trade ahead of or front-run any transactions for MAA managed accounts;

•	Trade without obtaining the necessary pre-clearance.

I understand that it is a violation of the Code to fail to submit a record of my personal securities transactions within 15 calendar days of month-end.

I understand that, as an employee of Matrix Asset Advisors, Inc., it is my responsibility to submit a list of all brokerage accounts in which I have beneficial ownership or interest and control (as defined in the Code). Additionally, I will notify Matrix Asset Advisors, Inc. Compliance upon opening or closing brokerage accounts monthly.

Any exceptions, where applicable, are noted as follows:

Signature	Date

NAME (Print)

The Acknowledgment and Certification form is due 10 days from date of receipt. Signed copies must be submitted to a Compliance Officer.

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APPENDIX A- FOR ACCESS PERSONS

CODE SECTION	HOW APPLIED	HOW ADMINISTERED

Penalties	Penalties will be assessed as described in the policy if Access Persons violated the applicable sections of the Code.	A Compliance Officer will apply and report penalties as applicable.

Monthly Trade Reports	Monthly Trade reports will be required each month for all personal securities trading as defined in the Code. Monthly Trade Reports are in lieu of quarterly transaction reports required under 17j-1(d)(ii) and include all required 17j-1 information.	A Compliance Officer will collect trade reports for Access Persons. Monthly Trade Reports must be received by a Compliance Officer by the 15th day of the month for the previous month’s trading activity. It is the responsibility of the Access Person to ensure that a Compliance Officer receives the Monthly Trade Report within the 15-day timeframe.

Post Review	Trades will be reviewed to assure that all reports were submitted timely and to ascertain any improprieties.	A Compliance Officer will conduct post review of trade reports.

Acknowledgement of Brokerage Accounts	Access Persons are required to notify a Compliance Officer if they have opened or closed a brokerage account when submitting a monthly trade report.	A Compliance Officer will collect and review monthly trade reports to determine if any brokerage accounts have been opened or closed for Access Persons.

Initial and Annual Holdings Report	Initial reports will be required at hire and annual holdings at each year-end for all Access Persons. Broker statements may be used to satisfy these requirements.

A Compliance Officer will collect and review initial and annual holdings reports for Access Persons.

Initial and annual holdings reports must be submitted to a Compliance Officer within 10 days of hire and following each year-end. Initial and annual holdings reports must contain current holdings information (no more than 45 days old ).

Insider Trading Restrictions	Insider trading restrictions will apply as described in the Code.	Trade reviews described above seek to identify any cases of insider trading.

September 2004

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MATRIX ASSET ADVISORS, INC.

REQUEST FOR PRE-CLEARANCE OF PERSONAL SECURITIES

TRANSACTIONS

Employee Name:

Compliance Officer Initials:                             Date:

*	Trades may only be made on the day that approval is granted.

**	Reason for denial:

______________________________________________________

Broker/Account Number:

DATE	NAME OF SECURITY	# OF SHRS, PRINCIPAL AMOUNT, ETC.	APPROX. PRICE	SYMBOL OR CUSIP #	SEC. MKT. CAP.	PURCHASE (P) SALE (S)	DIRECT OWNERSHIP (D) SPOUSE (S) CONTROL (C)	APPROVED or DENIED

The person indicated above has stated and represents that:

(A)	he/she has no insider information (specifically information relating to planned securities transactions by MAA or affiliated entity) relating to the above referenced issuer(s);

(B)	there is no conflict of interest in these transactions with respect to client portfolios (IF A CONFLICT OF INTEREST EXIST, PLEASE CONTACT COMPLIANCE OFFICER IMMEDIATELY.); and

(C)	these securities are not initial public offerings (this includes secondary offerings) nor private placements.

September 2004

EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to MATRIX ASSET ADVISORS By                                                                           (Please print your full name)

Today’s Date:

As of the date appearing above, the following are each and every covered security* and accounts in which I have a direct or indirect “Beneficial Ownership” Interest. For purposes of this report, the term Beneficial Ownership shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “family member”, including any account in which the employee, or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

Name of Security	Security Type	Amount (No. of Shares or Principal Amount)	Nature of Interest (Direct Ownership, Spouse, Control, Etc.)	Broker, Dealer (or Bank acting as Broker) Involved

I certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.

Employee Signature:

Received By:	Reviewed By:
Comments:

Title:	Title:

Date:	Date:

*	Note: In lieu of an employee listing on this form each security held as of year-end, he/she may attach as an exhibit to this document, and account statement(s) from every brokerage firm with which an employee has a beneficial security interest. Notwithstanding this accommodation, it is the employee’s sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses all relevant securities holdings.

EMPLOYEE ANNUAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to MATRIX ASSET ADVISORS By

(Please print your full name)

For	the Calendar year ended

I certify that the following are all Covered Securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares other than the Matrix Advisors Value Fund, direct obligations of the United states beneficially owned by me as of the year end appearing above.* By “beneficially owned” I mean any securities over which I have influence or control and also any securities (i) in which I, my spouse, or members of our family (including my parents, minor children and any relative of mine who is sharing my home) have beneficial ownership or (ii) from which I or they derive in any manner benefits substantially equivalent to those of ownership.

Name of Security	Amount (No. of Shares or Principal Amount)	Security Type	Price	Nature of Interest (Direct Ownership, Spouse, Control, Etc.)	Broker, Dealer (or Bank acting as Broker) Involved

I certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.

Employee Signature:
Date:

Received By:	Reviewed By:
Comments:

Title:	Title:

Date:	Date:

*	Note: In lieu of an employee listing on this form each security held as of year-end, he/she may attach as an exhibit to this document, and annual statement(s) from every brokerage firm with which an employee has a beneficial security interest. Notwithstanding this accommodation, it is the employee’s sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses all relevant securities holdings.